HHM
CERTIFIED PUBLIC ACCOUNTANTS
CHATTANOOGA | MEMPHIS

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RumbleOn, Inc. of our report dated October 23, 2018, relating to our audit of the financial statements of Wholesale Express, LLC as of and for the years ended December 31, 2017 and 2016, which report is included in the Current Report on Form 8-K/A of RumbleOn, Inc. filed on January 14, 2019. We also consent to the reference to our firm under the caption "Experts" in such registration statement.

Henderson Hutcherson & McCullough, PLLC

Chattanooga, Tennessee
February 6, 2019

1200 Market Street, Chattanooga, TN 37402 | T 423.756.7771 | F 423.265.8125